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                                                  EXHIBIT 11

                                             OGDEN CORPORATION AND SUBSIDIARIES

                                DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

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                                                   FOR THE SIX MONTHS FOR THE THREE MONTHS
                                                      ENDED JUNE 30,     ENDED JUNE 30,
                                                      1995       1994      1995     1994
                                                             (In Thousands)

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                       48,807    43,551   48,828   43,574

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                       48,807    43,551   48,828   43,574
Shares issuable for conversion of preferred stock        312       334      308      332

Number of shares used for computation                 49,119    43,885   49,136   43,906

COMPUTATION OF EARNINGS APPLICABLE TO COMMON
SHARES:
Income before cumulative effect of change
in accounting principle                              $22,574   $32,968  $10,282  $17,640
Add (less): adjustments arising from minority
            interests in consolidated subsidiaries                   2                 2
            dividends on Ogden preferred stock           (87)      (94)     (43)     (47)

Consolidated income applicable to Ogden common
stock                                                $22,487   $32,876  $10,239  $17,595
Cumulative effect of change in accounting
principle                                                      $(1,520)

COMPUTATION OF EARNINGS APPLICABLE TO COMMON
SHARES-ASSUMING FULL DILUTION:
Income before cumulative effect of change
in accounting principle                              $22,574   $32,968  $10,282  $17,640
Add: adjustments arising from minority
     interests in consolidated subsidiaries                          2                 2

Consolidated income applicable to Ogden common
stock                                                $22,574   $32,970  $10,282  $17,642

Cumulative effect of change in accounting
 principle                                                     $(1,520)

Note:

Earnings per common share was computed by dividing net income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

Earnings per common share, assuming full dilution, were computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or at the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.
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